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                CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-14 of our one report dated October 22, 2004 relating to the financial statements and financial highlights of AIM Core Stock Fund (one of the portfolios constituting AIM Combination Stock & Bond Funds), our one report dated December 20, 2004 relating to the financial statements and financial highlights of AIM Libra Fund (one of the portfolios constituting AIM Investment Funds) and our one report dated September 17, 2004 relating to the financial statements and financial highlights of AIM Mid Cap Stock Fund (one of the portfolios constituting AIM Stock Funds), which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

Houston, Texas
March 31, 2005